Exhibit 99.1

Sovran Self Storage, Inc
6467 Main St., Buffalo, NY   14221
(716) 633-1850

FOR IMMEDIATE RELEASE
June 26, 2008

Sovran Self Storage, Inc. Announces Completion of $375 Million Senior
Unsecured Credit Facilities

          Buffalo, NY, June 26, 2008 – Sovran Self Storage, Inc. (NYSE:SSS) today announced details of financing arrangements totaling $375 million of senior, unsecured debt.

          Proceeds from a four year, $250 million term loan will be used to repay outstanding balances on the Company's $100 million revolving credit facility and $39 million of short term notes maturing later this year.  The Company will also repay a $100 million term loan due in September, 2009.  The excess proceeds will be used to fund the previously announced joint venture with an affiliate of Heitman LLC, new acquisitions, and to improve and expand the Company's existing portfolio.

          Additionally, the Company negotiated a three year, $125 million unsecured line of credit, with an accordion feature of up to $50 million, and an extension provision of up to one additional year.

          M&T Bank was the Lead Arranger in both transactions; SunTrust Bank served as Syndication Agent and HSBC Bank was the Documentation Agent.  A total of thirteen lenders participated in the syndication.

          Interest on the line of credit is LIBOR plus 1.375% and the term loan provides for interest at LIBOR plus 1.625%.  The Company has entered into interest rate swap contracts which effectively fix the interest rate payable on the four year term loan at 5.97% through September 2009, and slightly higher from then through June 2012.

          David Rogers, Chief Financial Officer of the Company, commented, "This financing package provides us with the capacity and the flexibility to expand and improve our business.  We're appreciative of the support our bank group has shown in a challenging lending environment."

          Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities.  The Company operates 359 self-storage facilities in twenty-two states under the name "Uncle Bob's Self Storage"®.

          When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21F of Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements.

          For more information, please contact David L. Rogers, CFO or Diane Piegza, VP Corporate Communications at 716-633-1850 or browse the Company's Web Site at http://www.sovranss.com.